Judge Imaging Systems, Inc.              EXHIBIT 11.1

                        Computation of Earnings Per Share
                   on historical and pro forma adjusted basis


                                                 Nine Months Ended September 30,       Year Ended December 31,
                                                      1996              1995            1995            1994

JIS Historical:
Weighted average common shares
  outstanding                                      3,637,002         2,333,204       2,328,173       2,304,961
                                                 =============================================================
Net loss                                          $ (813,035)       $  (80,836)     $ (272,458)     $ (666,607)
                                                 =============================================================
Net loss attributable to common
  shareholders(3)                                 $ (945,335)       $  (94,583)     $ (290,787)     $ (684,936)
                                                 =============================================================
Primary and fully diluted net loss per
  common share(4)                                 $    (0.26)       $    (0.04)     $    (0.12)     $    (0.30)
                                                 =============================================================

Judge Group Pro forma adjusted:(1)
Weighted average common shares
  outstanding(2)                                   9,113,739                         9,113,739
Shares issued assuming successful
  public offering                                  3,000,000                         3,000,000
Shares issued in Berkeley acquisition                 30,000                            30,000
Shares issued in Merger                              892,748               N/A         892,748             N/A
Exercise of outstanding stock options                  2,925                             2,925
                                                 -----------                     -------------
Pro forma weighted average common shares
  outstanding                                     13,039,412                        13,039,412

Pro forma net income (loss)                      $   (81,810)                      $   317,670
Fully diluted net income (loss) per common
  share                                          $     (0.01)                      $      0.02

JIS Equivalent pro-forma:
Exchange of 1 Judge share for every 4 JIS
  shares results in Equivalent pro-forma income
  (loss) per share                               $    (0.003)              N/A     $     0.005             N/A
                                                 ===========                      ============

(1) All Judge Group per share and share amounts reflect a 52.6 for 1.0 stock split which occurred on September 23, 1996.
(2) Fully diluted Judge Group shares includes common stock equivalents and 526,000 common shares issuable upon conversion of Judge Group's 10% Convertible Senior Subordinated Notes.
(3) Net loss attributable to common shareholders represents net loss increased by dividends on preferred stock.
(4) Primary and fully diluted net loss per share are identical since there has been no consideration of the conversion of the JIS's Series A Preferred Stock, since such conversion would be antidilutive.